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                                                                 EXHIBIT 10.110


                           CLAIM SERVICE AGREEMENT

This Agreement is entered into effective as of the 1st day of July 1997, by and between Claims Control Corporation, an Illinois corporation (hereinafter referred to as "CCC") and Frontier Pacific Insurance Company, a California insurance company (hereinafter referred to as "FPIC").

This Agreement shall constitute authorization for CCC to investigate and adjust all claims on behalf of FPIC with respect to Primary Employers Indemnity and Employers Excess Indemnity insurance produced by Combined Independent Agencies, Inc., subject to the following terms and conditions:

1. APPLICATION

As respects the Primary Employers Indemnity and Employers Excess Indemnity insurance produced by Combined Independent Agencies, Inc., claims adjustment authority shall apply to all claims on FPIC policies which claims are referred by FPIC to CCC for adjustment.

2. SERVICES

CCC or its appointees shall investigate, reserve, adjust, settle and process, or oversee the investigation reserving, adjustment, settlement and processing of, all claims and losses to which this Agreement applies, in accordance with specified limits of authority, attached to and made a part of this Agreement, and pursuant to all rules, instructions and procedures hereafter supplied to CCC by FPIC. Any or all such materials and/or instructional information may be amended or supplemented by FPIC from time to time either by written or verbal notice. Additionally, with respect to Primary Employers Indemnity and Employers Excess Indemnity claims, CCC shall notify reinsurers of individual losses as required pursuant to applicable reinsurance agreements.

3. INDEPENDENT CONTRACTOR

CCC and its appointees shall perform services pursuant to this Agreement as independent contractors, and nothing contained herein shall in any way be construed to constitute an employment relationship between FPIC and CCC, CCC's employees or CCC's appointees. CCC and its appointees shall provide whatever staff, office facilities and supplies are necessary for the performance of all services contemplated by this Agreement to be performed by CCC and its appointees at their own expense.

4. DILIGENCE

CCC shall perform its duties hereunder faithfully and to the best of its knowledge, skill and judgment, and shall comply with such reasonable instructions as it may receive from time


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to time from FPIC relating to the subject matter of this Agreement.  CCC shall abide by all applicable laws, rules and regulations of all insurance regulatory authorities.

5. LITIGATION/ADJUSTER ASSIGNMENT

Legal services on claims referred to CCC hereunder will be provided only by qualified attorneys-at-law who have substantial experience in the handling of claim litigation of the type involved. Outside adjuster services on claims referred to CCC hereunder will be provided only by qualified licensed insurance adjusters who have substantial experience in the handling of claim adjusting of the type involved, it being understood and agreed that CCC intends to appoint Anchor Claims Management, Inc., a Texas corporation ("Anchor"), to service Primary Employers Indemnity claims. Where appropriate, CCC will utilize legal counsel and, except as aforesaid, claim adjusters selected or authorized by FPIC.

6. RECORD MAINTENANCE AND REPORTING

CCC shall accurately enter and keep current all information and all data captured by CCC's automated claim system or contained in the claim file, and with respect to Primary Employers Indemnity claims CCC shall seek to cause Anchor to accurately enter and keep all information and all data captured by Anchor's automated claim system or contained in the claim file. All costs associated with the maintenance of data by CCC and Anchor will be the responsibility of CCC and Anchor, respectively. FPIC shall pay for any additional programming required to generate reports that are not currently available through CCC's or Anchor's computer system. However, such costs shall not be incurred without the prior approval of FPIC.

CCC will provide FPIC with a monthly list of reported claims, including related policy numbers, dates of loss, report dates, incurred and payment transactions and such other reports and information as FPIC may reasonably request.

7. AUDIT

FPIC shall have the right to review and audit any or all claim files to which this Agreement applies, whether open or closed, that are handled by CCC or Anchor. CCC agrees that such reviews and audits are intended to take place at least twice each calendar year, and may, at FPIC's discretion, be conducted more frequently. CCC shall furnish facilities in its office or seek to cause Anchor to furnish facilities in its office for such reviews and audits, or shall forward such files as are requested to a designated FPIC office for review.

8. FINES AND PENALTIES

Payment of all penalties and fines assessed by a Department of Insurance, or other applicable insurance regulatory authorities, that pertain to files handled under this Agreement by CCC and its appointees and that are the result of CCC's or its appointees'

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failure to comply with the requirements of any "Unfair Claims Settlement
Practices" regulations or other applicable laws and regulations, shall be the responsibility of CCC.

Payment of all penalties and fines assessed by a Department of Insurance, or other applicable insurance regulatory authorities, that pertain to files handled under this Agreement by CCC and that are the result of FPIC's failure to comply with the requirements of any "Unfair Claims Settlement Practices" regulations or other applicable laws and regulations, shall be the responsibility of FPIC.

9.  SUBROGATION

CCC shall have both the obligation and authority to identify and pursue opportunities for subrogation on all appropriate claims referred to CCC hereunder in accordance with FPIC's subrogation policies.

10. LOSS AND EXPENSE PAYMENT

Loss and expense payment will emanate from CCC and Anchor in accordance with the claim accounting system established by FPIC. With respect to loss and expense payments relating to Primary Employers Indemnity insurance, FPIC shall prefund a checking account from time to time with amounts sufficient to pay anticipated immediately payable loss and expense as reasonably requested by CCC. Such account shall be established under the name "Frontier Pacific Claims Escrow" at NationsBank of Texas, N.A., or under such other name at such other bank as may be mutually agreed by FPIC and CCC. CCC and/or Anchor shall be authorized to make payments from such account, in amounts not to exceed $25,000 per payment, solely for loss and expense relating to Primary Employers Indemnity claims. CCC and its appointees otherwise shall have check signing authority only as specifically authorized in writing by FPIC.

CCC shall provide FPIC weekly a list of loss and expense payments, including claim number, payment amount, payee, date of loss and payment type.

11. REFERRAL TO FPIC

Notwithstanding the authority granted to CCC pursuant to this Agreement, the following questions or issues must be referred to FPIC for prior approval before further action or final settlement:

a. Catastrophic claims (head trauma; brain damage; spinal injuries resulting in paraplegia, quadriplegia or paralysis; burns in excess of 35% of body);

b.  Reinsurance reportable claims;

c.  Fraud investigations;



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d.  All civil filings against FPIC or its parent;

e.  Actual or potential conflicts of interest involving CCC and/or Anchor.

12. ULTIMATE AUTHORITY

Notwithstanding any other provision of this Agreement, UCIC shall retain and have ultimate control and responsibility of the functions delegated to CCC pursuant to this Agreement. Moreover, notwithstanding any other provision of this Agreement, FPIC shall retain ultimate authority over the adjusting and settling of claims and, with respect to any claim or loss of any amount, FPIC may, at any time prior to the final settlement of such claim or loss, take over the entire defense and control of such claim or loss.

13. HOLD HARMLESS.

CCC shall be responsible for the acts and omissions of its employees, agents and subcontractors including Anchor. CCC shall protect, defend, indemnify and hold harmless FPIC from and against any and all claims or demands (including attorneys' fees and/or costs in connection therewith) for damages, fines or penalties directly or indirectly resulting from any act, omission or negligence of CCC, its employees, agents and subcontractors including Anchor occurring in the performance of CCC's obligations under this Agreement.

FPIC shall be responsible for the acts and omissions of its employees, agents and subcontractors (other than those who also are agents or subcontractors of CCC or Anchor and acting for it). FPIC shall protect, defend, indemnify and hold harmless CCC and its appointees from and against any and all claims or demands (including attorney's fees and/or costs in connection therewith) for damages, fines or penalties directly or indirectly resulting from any act, omission or negligence of FPIC, its employees, agents and subcontractors (other than those who also are agents or subcontractors of CCC or Anchor and acting for it) occurring in the performance of FPIC's obligation under this Agreement.

14. ADDITIONAL INSURED

During the term of this Agreement and until all of CCC's duties hereunder have expired, each of CCC and Anchor shall make FPIC an additional named insured under a fidelity bond in an amount not less than $1,000,000, covering all of their respective employees, agents, officers and directors for the benefit of FPIC and CCC shall provide FPIC evidence as may be reasonably requested by FPIC that such fidelity bonds are in force and shall notify FPIC immediately of any material change in such fidelity bonds. Further, each of CCC and Anchor shall carry errors and omissions insurance in the amount of $1,000,000.



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15. SERVICE FEES

In consideration of CCC's satisfactory performance in servicing claims, as specified in this Agreement, FPIC shall pay CCC claim service fees based upon the following, or otherwise as mutually agreed between FPIC and CCC. Service fees shall be reviewed each July 1 beginning July 1, 1998, during the term of this Agreement. Changes in fees will be effective only if based on a written addendum to this Agreement. FPIC shall have no obligation to pay any fees or costs of Anchor.

a.  Fees for all claims other than Primary Employers Indemnity claims:

     Claim Manager/Examiner...............................  $74.00/Hr.

     Supervising Claim Manager (all supervisory /
     management)..........................................  $83.00/Hr.

     Claims Deductible Processor..........................  $50.00/Hr.

     Clerical (including transcription)...................  38% of total hours billed for Claim
                                                            Manager / Examiner
                                                            and Supervising
                                                            Claim Manager

     Travel...............................................  Actual expense

     Mileage..............................................  $.315 (or maximum
                                                            IRS allowable)

     Photos...............................................  $3.00 each

     Policy / Fee / Paramedic and other reports / Items
     necessary to support the development of a claim......  Actual Cost


b. Fees for Primary Employers Indemnity claims: CCC shall be allowed for all claims on such insurance a fee equal to 7.5% of the gross written premium derived from Primary Employers Indemnity coverages produced by Transre Insurance Services and Exstar E&S Insurance Services, Inc. (collectively "E&S") for FPIC. Such fee shall be paid to CCC by E&S.

16. TERMINATION

Either party may terminate this Agreement at any time with not less than sixty
(60) days prior written notice to the other party, stating the date as of which such termination shall be effective.

Upon termination of this Agreement, FPIC shall have the option of assuming control and handling of all open, pending claims or continuing CCC administration, at the agreed upon fee schedule, until claim resolution. Upon termination of this Agreement, all files and all



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information and data stored in CCC's automated claim system will be printed and promptly delivered to FPIC in claim file format.

17. BINDING ARBITRATION

In the event of any dispute regarding the interpretation and enforcement of this Agreement, CCC and FPIC shall seek remedy via binding arbitration, subject to the rules and regulations of the American Arbitration Association. Arbitration fees and costs of the prevailing party shall be borne by the non-prevailing party.

18. ASSIGNMENT

Neither party to this Agreement may assign this Agreement without the express, prior written permission of the other party.

19. OWNERSHIP OF ACCOUNTS AND RECORDS

Notwithstanding any other provision of this Agreement, FPIC shall own and have custody of its general corporate accounts and records.

20. TERM

The term of this Agreement shall commence on the date first stated above and shall remain in full force and effect for five (5) years, unless earlier terminated as provided in Section 16 hereof.


CLAIMS CONTROL CORPORATION                  FRONTIER PACIFIC INSURANCE
                                            COMPANY
By:  __________________________             By:  __________________________
Its:  Vice President                        Its:
     --------------------------                  --------------------------


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